Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES SECOND QUARTER 2013 RESULTS

Highlights:

•                  Company reported second quarter net sales of $55.2 million

•                  Produced earnings per diluted share of $0.26 in second quarter

•                  Declared $0.2075 per share cash dividend paid on June 28, 2013

•                  Successfully completed acquisition of TrynEx assets

•                  Company narrows 2013 guidance

August 5, 2013 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the second quarter ended June 30, 2013.

Second Quarter Results

Douglas Dynamics’ pre-season sales incentive period is comprised of the second and third quarters combined. In 2012, pre-season sales were weighted more heavily than usual toward the second quarter, producing a pre-season order shipment split of 65/35 for the second and third quarters, compared to an average split of 60/40 in recent years.  For 2013, the Company anticipates that shipments for the pre-season order period will be closer to an even split between second and third quarters. This shift is primarily related to the timing of a record number of new product launches.

James L. Janik, President and Chief Executive Officer of the Company, commented, “Our results for the second quarter were in line with our expectations given the timing of new product launches and our expectations regarding the related shipment mix trends for the 2013 pre-season order period. Longer-term, we are excited about this new product line-up and our belief that it will enhance our market leading position and further cement our reputation of constantly delivering best-in-class products and services to our customers. Our results also reflect an increase in parts and accessories sales of approximately 17% in the second quarter of 2013 as compared to the second quarter of 2012 as stronger and sustained late season snowfall levels across core markets reduced dealer inventory levels. We expect to continue to generate significant cash flows and look for ways to optimize shareholder value, which includes our robust dividend.”

Net sales were $55.2 million in the second quarter of 2013, compared to second quarter 2012 net sales of $65.5 million, a decrease of 15.8%. The Company attributes the decrease in sales to the expected shift in timing of pre-season order shipments toward the third quarter compared to the prior year 65/35 split between the second and third quarters.

- MORE -

Net income was $5.9 million, or $0.26 per diluted share based on weighted average shares of 22.1 million shares, in the second quarter of 2013 compared to net income of $9.0 million, or $0.40 per diluted share based on weighted average shares of 22.0 million shares, in the second quarter of 2012. The effective tax rate for the second quarter of 2013 was 36.2%. The estimated effective tax rate for full year 2013 is expected to be 38.0%.

The Company reported Adjusted EBITDA of $14.4 million in the second quarter of 2013 compared to Adjusted EBITDA of $19.6 million in the second quarter of 2012.

Acquisition of TrynEx Assets

As previously reported, Douglas Dynamics completed the acquisition of substantially all of the assets of TrynEx, Inc. on May 6, 2013.  TrynEx has historically generated approximately $20 million in revenues and $3.0 to $4.0 million in EBITDA annually.  Based on historical trends, shipments during the first half of the year are typically lower than during the second half of the year. As previously stated, the acquisition is expected to be accretive to earnings per share on a full-year basis in 2014 and free cash flow positive on a stand-alone basis in 2014.

Mr. Janik noted, “With the completion of the TrynEx deal in early May, we have added a great set of new products to our portfolio and a great team of people. In the past few months, we have made excellent progress integrating our back office operations with the TrynEx assets and are leveraging shared expertise across the business. We look forward to continuing to explore and expand these new growth channels across market adjacencies and expanding our reach to new geographies via the acquisition.”

Balance Sheet and Liquidity

During the first six months of 2013, the Company recorded net cash used in operating activities of $11.9 million compared to net cash used in operating activities of $17.0 million in the same period last year. This decrease was driven primarily by working capital changes, namely a $4.3 million decrease in cash used by accounts receivable and a $4.0 million decrease in cash used by accrued expenses and other current liabilities.

Inventory was $42.4 million at the end of the second quarter of 2013, an increase of $9.6 million compared to the second quarter of 2012. The increase was primarily driven by the acquisition of the TrynEx assets, which added approximately $4.6 million of inventory, and by lower sales volume.

Accounts receivable at the end of the second quarter of 2013 were $38.5 million, a decrease of $12.1 million compared to second quarter 2012.

Short-term borrowings at June 30, 2013 were $28.0 million which reflects the revolver borrowings to finance the acquisition of Trynex’s assets.

Dividend

As previously reported on June 7, 2013, Douglas Dynamics declared a quarterly cash dividend of $0.2075 per share on the Company’s common stock. The declared $0.2075 per share cash dividend was paid on June 28, 2013 to stockholders of record as of the close of business on June 18, 2013.

Outlook

Based on second quarter results and visibility into current business trends, the Company expects Adjusted EBITDA for fiscal 2013 to be in the range of $36 million to $46 million and net sales to range from $175 million to $200 million.  Earnings per share are expected to range from $0.30 per share to $0.60 per share. It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels.

From the date of acquisition on May 6, 2013 through year end, the Company expects net sales attributable to the TrynEx business to be in the range of $12 million to $14 million.  Projected Adjusted EBITDA for this period attributable to the Trynex business is expected to be in the range of $1.0 million to $1.75 million, with earnings per share in the range of ($0.08) to ($0.12). These projected results include certain non-cash purchase accounting adjustments of $4.5 million, which are expected to impact earnings per share negatively by ($0.12). The projected results for the TrynEx business from May 6, 2013 through year end are included within the fiscal 2013 guidance for the Company as a whole.

Mr. Janik noted, “We’re encouraged with positive market indicators such as the ongoing improvement in truck sales and other non-snowfall indicators that drive our business. While it won’t be an immediate return to normal after a very challenging 2012, we are seeing stable market conditions that are showing signs of improvement.  We expect the 2013 pre-season period to be slightly lighter when compared to last year, but with normal snowfall, we expect the fourth quarter of 2013 to show significant improvement over last year’s results. Looking ahead, we have a market leading position, a new line-up of products and a strong financial position, which we believe combine to position us well for the future.”

Webcast Information

The Company will host an investor conference call on Tuesday, August 6, 2013 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company is also a leading manufacturer of turf and other commercial/industrial grounds control products.  The Company sells its products under the WESTERN®, FISHER®, BLIZZARD®, SNOWEX®, TURFEX® and SWEEPEX® brands which are among the most established and recognized in the industry. Additional information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and adjusted earnings per diluted share represent net income and earnings per diluted share, respectively, as determined under GAAP, excluding a loss recognized on impairment of assets held for sale. The Company believes that the presentation of adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2013 and June 30, 2012 allows investors to make meaningful comparisons of the Company’s operating performance between periods and to view its business from the same perspective as its management.  Because the excluded item is not predictable or consistent, management does not consider it when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain charges related to certain unrelated legal fees and consulting fees, impairment on assets held for sale and stock based compensation.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income to Adjusted Net Income” and “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the Trynex assets and unexpected costs or liabilities related to the acquisition of the Trynex assets, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$2,084	$24,136
Accounts receivable, net	38,497	25,425
Inventories	42,407	30,292
Refundable income taxes paid	5,492	4,870
Deferred income taxes	3,659	3,710
Prepaid and other current assets	1,110	1,149
Total current assets	93,249	89,582

Property, plant, and equipment, net	25,168	19,887
Assets held for sale	1,085	1,732
Goodwill	114,044	107,222
Other intangible assets, net	125,712	116,548
Deferred financing costs, net	2,505	2,794
Other long-term assets	1,145	606
Total assets	$362,908	$338,371

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,701	$5,370
Accrued expenses and other current liabilities	12,058	10,329
Short term borrowings	28,000	—
Current portion of long-term debt	971	971
Total current liabilities	44,730	16,670

Retiree health benefit obligation	6,496	6,541
Pension obligation	14,428	14,401
Deferred income taxes	35,603	33,805
Deferred compensation	658	756
Long-term debt, less current portion	110,509	110,995
Other long-term liabilities	1,829	1,471

Total stockholders’ equity	148,655	153,732
Total liabilities and stockholders’ equity	$362,908	$338,371

Douglas Dynamics, Inc.

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(unaudited)

Net sales	$55,156	$65,499	$69,297	$74,059
Cost of sales	36,278	42,439	46,093	49,180
Gross profit	18,878	23,060	23,204	24,879

Selling, general, and administrative expense	6,097	5,707	12,007	10,337
Intangibles amortization	1,397	1,301	2,695	2,601
Impairment of assets held for sale	—	—	647	—

Income from operations	11,384	16,052	7,855	11,941

Interest expense, net	(2,077)	(2,178)	(4,060)	(4,223)
Other expense, net	(46)	(155)	(77)	(233)
Income before taxes	9,261	13,719	3,718	7,485

Income tax expense	3,352	4,747	1,213	2,780

Net income	$5,909	$8,972	$2,505	$4,705
Less: Net income attributable to participating securities	88	94	34	32
Net income attributable to common shareholders	$5,821	$8,878	$2,471	$4,673

Weighted average number of common shares outstanding:
Basic	22,038,161	21,906,622	22,004,793	21,866,662
Diluted	22,064,053	21,962,098	22,049,996	21,985,974

Earnings per common share:
Basic	$0.26	$0.41	$0.11	$0.21
Diluted	$0.26	$0.40	$0.11	$0.21
Cash dividends declared and paid per share	$0.21	$0.21	$0.42	$0.41
Comprehensive income	$6,279	$8,971	$2,914	$4,693

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2013	June 30, 2012
	(unaudited)

Operating activities
Net income	$2,505	$4,705
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,149	4,003
Amortization of deferred financing costs and debt discount	378	565
Loss recognized on impairment of assets held for sale	647	—
Stock-based compensation	1,459	906
Provision for losses on accounts receivable	98	227
Deferred income taxes	1,849	2,539
Changes in operating assets and liabilities:
Accounts receivable	(12,566)	(16,821)
Inventories	(7,985)	(8,820)
Prepaid and other assets and prepaid income taxes	(1,091)	(610)
Accounts payable	(2,449)	(527)
Accrued expenses and other current liabilities	583	(3,430)
Deferred compensation	(156)	(156)
Benefit obligations and other long-term liabilities	749	375
Net cash used in operating activities	(11,830)	(17,044)

Investing activities
Capital expenditures	(1,463)	(1,016)
Proceeds from sale of equipment	—	80
Acquisition of Trynex	(26,734)	—
Net cash used in investing activities	(28,197)	(936)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(160)	—
Dividends paid	(9,290)	(9,087)
Revolver borrowings	28,000	2,000
Repayment of long-term debt	(575)	(10,575)
Net cash provided by (used in) financing activities	17,975	(17,662)
Change in cash and cash equivalents	(22,052)	(35,642)
Cash and cash equivalents at beginning of year	24,136	39,432
Cash and cash equivalents at end of quarter	$2,084	$3,790

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2013	2012	2013	2012

Net income	$5,909	$8,972	$2,505	$4,705

Interest expense - net	2,077	2,178	4,060	4,223
Income tax expense	3,352	4,747	1,213	2,780
Depreciation expense	737	701	1,454	1,402
Amortization	1,397	1,301	2,695	2,601
EBITDA	13,472	17,899	11,927	15,711

Stock based compensation	524	541	1,459	906
Other charges (1)	374	1,110	1,220	1,122
Adjusted EBITDA	$14,370	$19,550	$14,606	$17,739

(1) Reflects expenses of $374 and $1,110 for one time, unrelated legal and consulting fees for the three months ended June 30, 2013 and June 30, 2012, respectively; expenses of $573 and $1,122 for one time, unrelated legal and consulting fees for the six months ended June 30, 2013 and June 30, 2012, respectively; and a write down of asset held for sale of $647 for the six months ended June 30, 2013.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three month period ended June 30,		Six month period ended June 30,
	2013	2012	2013	2012
Net Income (GAAP)	$5.9	$9.0	$2.5	$4.7
Addback expenses, net of tax at 38.0% for 2013:
-Loss recognized on impairment of assets held for sale:	—	—	0.4	—

Adjusted Net Income (non-GAAP)	$5.9	$9.0	$2.9	$4.7

Weighted average basic common shares outstanding	22,038,161	21,906,622	22,004,793	21,866,662
Weighted average common shares outstanding assuming dilution	22,064,053	21,962,098	22,049,996	21,985,974

Adjusted earnings per common share - basic	$0.26	$0.41	$0.13	$0.21
Adjusted earnings per common share - dilutive	$0.26	$0.40	$0.13	$0.21